           Exhibit 99.1

CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP &CFO
DeFazio Communications, LLC	American Realty Capital Trust
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust Enhances Shareholder Value by Reducing Management Fees and Improving Liquidity Options

New York, NY, April 25, 2011 – The Board of Directors (the “Board”) of American Realty Capital Trust, Inc. (the “Company” or “ARCT”) announced today that it has taken additional steps in favor of ARCT shareholders by amending the compensation program for its advisor, American Realty Capital Advisors, LLC (the “Advisor”), and modifying the Company's share repurchase program.

Compensation to Advisor:  At the recommendation of ARCT's Advisor, the Board approved altering the Advisor’s compensation to benefit shareholders.  Restricted shares granted to the Advisor as long as ARCT is a non-traded REIT shall be capped such that: (i) total asset management fees paid over the life of the offering, plus (ii) the value of all shares of restricted stock to be granted under the terms of the Company’s Restricted Share Plan will not exceed the amount of the asset management fee contemplated under the current advisory agreement, i.e., 1% per annum of the contract purchase price of all properties acquired.  Therefore, restricted stock is, in effect, now currency for and not in addition to the existing asset management fee.

“We continue to break new ground,” stated Nicholas S. Schorsch, the Chairman and Chief Executive Officer of ARCT.  “Maintaining fair, yet reasonable Advisor compensation, paid in part with performance based restricted shares, better aligns the interests of both shareholders and management.  We consistently seek to set new milestones in bringing institutional standards to the non-listed REIT industry."

Modifications to Share Repurchase Program (“SRP”): The Board approved a further resolution providing that repurchase requests in connection with the death or disability of a stockholder will always be honored.  Furthermore, the Board resolved that any changes to the SRP in this regard would require a majority vote of the stockholders. These modifications shall be in place as long as the Company remains a non-traded REIT.  Since inception, as of year-end December 31, 2010, the Company has raised $641 million, ($932 million as of March 31, 2011), with total redemptions in ARCT of only $3.0 million at year-end 2010.

Schorsch observed, “As thought leaders in an industry which has been repeatedly criticized for charging excessive fees and closing share redemption programs, we continue to find ways to put our shareholders first.”

For more information or to arrange interviews with American Realty Capital Trust executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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